Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	August 1, 2018
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS INCREASE IN
THIRD QUARTER EARNINGS

ROANOKE, Va. (August 1, 2018)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,087,355 or $0.14 per share for the quarter ended June 30, 2018. This compares to earnings of $615,562 or $0.09 per share for the quarter ended June 30, 2017. CEO John D'Orazio stated, "We continue to see earnings growth from improved utility margins associated with the Company's infrastructure replacement programs and customer growth as well as the investment in Mountain Valley Pipeline.

Earnings for the twelve months ending June 30, 2018 were $6,772,632 or $0.91 per share compared to $0.86 per share for the twelve months ended June 30, 2017. D’Orazio attributed the 6% increase in trailing twelve month earnings per share primarily to improved utility margins associated with the Company's infrastructure replacement programs and customer growth as well as the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended June 30, 2018 is not indicative of the results to be expected for the fiscal year ending September 30, 2018 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2018	2017	2018	2017
Revenues	$11,889,570	$11,435,824	$65,736,042	$62,104,687
Operating expenses	10,023,347	10,107,617	54,121,357	50,388,622
Operating income	1,866,223	1,328,207	11,614,685	11,716,065
Equity in earnings of MVP	245,075	111,626	717,254	346,710
Other (income) expense, net	(6,224)	8,738	108,019	207,145
Interest expense	583,592	472,300	2,346,376	1,816,022
Income before income taxes	1,533,930	958,795	9,877,544	10,039,608
Income tax expense	446,575	343,233	3,104,912	3,821,068
Net income	$1,087,355	$615,562	$6,772,632	$6,218,540
Net earnings per share of common stock:
Basic	$0.14	$0.09	$0.91	$0.86
Diluted	$0.14	$0.08	$0.90	$0.86
Cash dividends per common share	$0.1550	$0.1450	$0.6100	$0.5700
Weighted average number of common shares outstanding:
Basic	7,982,354	7,227,171	7,459,005	7,203,315
Diluted	8,031,052	7,273,840	7,505,921	7,231,321

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,
Assets	2018	2017
Current assets	$13,143,064	$13,125,301
Total property, plant and equipment, net	161,105,263	144,967,023
Other assets	34,507,400	20,442,433
Total Assets	$208,755,727	$178,534,757
Liabilities and Stockholders’ Equity
Current liabilities	$24,554,669	$15,724,775
Long-term debt	57,054,224	53,084,509
Deferred credits and other liabilities	47,716,465	50,053,773
Total Liabilities	129,325,358	118,863,057
Stockholders’ Equity	79,430,369	59,671,700
Total Liabilities and Stockholders’ Equity	$208,755,727	$178,534,757